EXHIBIT 32

CERTIFICATIONS PURSUANT TO 18 UNITED STATES CODE §1350

        Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2003 of Allstate Life Insurance Company filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Allstate Life Insurance Company.

November 14, 2003	By:	/s/ CASEY J. SYLLA Casey J. Sylla Chairman of the Board and President
	By:	/s/ STEVEN E. SHEBIK Steven E. Shebik Senior Vice President and Chief Financial Officer

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